NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
mediateam@allstate.com	(847) 402-2800

June 2025 Monthly Release

NORTHBROOK, Ill., July 17, 2025 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June of $619 million or $489 million, after-tax. Catastrophe losses for June include 15 events with approximately 70% of the losses related to three wind and hail events. Total catastrophe losses for the second quarter of 2025 were $1.99 billion or $1.57 billion, after-tax.
Allstate Protection policies in force are as follows:

Allstate Protection Policies in Force (1)
(in thousands)	June 30, 2025	May 31, 2025	June 30, 2024	June 30, 2025 v May 31, 2025	June 30, 2025 v June 30, 2024
Auto	25,243	25,226	25,124	0.1%	0.5%
Homeowners	7,596	7,587	7,426	0.1%	2.3%
Other personal lines	4,885	4,887	4,871	—%	0.3%
Commercial lines	176	180	256	(2.2)%	(31.3)%
Total	37,900	37,880	37,677	0.1%	0.6%
(1)Policy counts are based on items rather than customers. A multi-car customer would generate multiple item (policy) counts, even if all cars were insured under one policy. Lender-placed policies are excluded from policy counts because relationships are with the lenders.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices, and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.
# # # #